Exhibit 99.1

National Vision Holdings, Inc. Reports Third Quarter 2022 Financial Results

•Net revenue decreased 3.6% to $499.2 million
•Comparable store sales growth of (8.0)%; Adjusted Comparable Store Sales Growth of (8.1)%
•Net income decreased 71.9% to $11.5 million; Diluted EPS decreased 67.7% to $0.15
•Adjusted Operating Income decreased 60.8% to $21.5 million
•Adjusted Diluted EPS decreased 59.8% to $0.15
•Remote medicine rolled out in approximately 300 stores

Duluth, Ga. -- November 10, 2022 -- National Vision Holdings, Inc. (NASDAQ: EYE) (“National Vision” or the “Company”) today reported its financial results for the third quarter ended October 1, 2022.
“The National Vision team continues to progress our key growth initiatives while navigating the challenges of this dynamic consumer environment,” stated chief executive officer Reade Fahs. “We opened 18 stores this quarter, including a record seven Eyeglass World stores as we ramp up expansion of this brand. Our accelerated rollout of remote medicine is now enabled in approximately 300 stores and is adding incremental exam capacity.”
Mr. Fahs continued, “While the operational environment remains challenging, especially for our lower-income consumers, we are pleased to see more higher-income consumers attracted to our affordably priced eye exams, eyeglasses and contact lenses. As we look ahead, we are confident in our ability to deliver the consistent sustainable growth we have experienced for the past few decades.”
Adjusted Comparable Store Sales Growth, Adjusted Operating Income, Adjusted EBITDA, Adjusted Diluted EPS, Adjusted Operating Margin, Adjusted EBITDA Margin, and EBITDA are not measures recognized under generally accepted accounting principles (“GAAP”). Please see “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP to GAAP Financial Measures” below for more information.
Third Quarter 2022 Summary
•Net revenue decreased 3.6% to $499.2 million compared to the third quarter of 2021.
•Net revenue was negatively impacted by 0.4% due to the timing of unearned revenue.
•Comparable store sales growth was (8.0)% and Adjusted Comparable Store Sales Growth was (8.1)%.
•The Company opened 18 new stores and ended the quarter with 1,332 stores. Overall, store count grew 5.5% from October 2, 2021 to October 1, 2022.
•Costs applicable to revenue increased 2.8% to $232.8 million compared to the third quarter of 2021. As a percentage of net revenue, costs applicable to revenue increased 290 basis points to 46.6% compared to the third quarter of 2021. This increase as a percentage of net revenue was primarily driven by deleverage of optometrist-related costs, reduced eyeglass mix and lower eyeglass margin.
•SG&A increased 3.1% to $225.0 million compared to the third quarter of 2021. As a percentage of net revenue, SG&A increased 300 basis points to 45.1% compared to the third quarter of 2021. This increase as a percentage of net revenue was primarily driven by deleverage of payroll, corporate overhead and occupancy expense, partially offset by lower advertising.
•Net income decreased 71.9% to $11.5 million compared to the third quarter of 2021.
•Diluted EPS decreased 67.7% to $0.15 compared to the third quarter of 2021. Adjusted Diluted EPS decreased 59.8% to $0.15 compared to the third quarter of 2021. The change in margin on unearned revenue negatively impacted Adjusted Diluted EPS by $0.01.
•Adjusted Operating Income decreased 60.8% to $21.5 million compared to the third quarter of 2021. Adjusted Operating Margin decreased 630 basis points to 4.3% compared to the third quarter of 2021. The change in margin on unearned revenue negatively impacted Adjusted Operating Income by $1.7 million.

Nine-Month Period Summary
•Net revenue decreased 4.1% to $1.5 billion compared to the same period of 2021.
•The impact from the timing of unearned revenue on net revenue and profitability was immaterial.
•Comparable store sales growth was (8.0)% and Adjusted Comparable Store Sales Growth was (9.1)%.
•The Company opened 57 new stores, closed three stores, and ended the period with 1,332 stores.
•Costs applicable to revenue increased 2.4% to $703.4 million compared to the same period of 2021. As a percentage of net revenue, costs applicable to revenue increased 290 basis points to 45.8% compared to the same period of 2021. This increase as a percentage of net revenue was primarily driven by the deleverage of optometrist-related costs, reduced eyeglass mix and lower eyeglass margin.
•SG&A increased 0.8% to $681.4 million compared to the same period of 2021. As a percentage of net revenue, SG&A increased 210 basis points to 44.3% compared to the same period of 2021. This increase as a percentage of net revenue was primarily driven by the deleverage of store payroll, corporate overhead and occupancy expense, partially offset by lower performance-based incentive compensation and lower advertising.
•Net income decreased 57.9% to $51.4 million compared to the same period of 2021.
•Diluted EPS decreased 53.4% to $0.63 compared to the same period of 2021. Adjusted Diluted EPS decreased 49.1% to $0.69 compared to the same period of 2021.
•Adjusted Operating Income decreased 49.7% to $94.5 million compared to the same period of 2021. Adjusted Operating Margin decreased 550 basis points to 6.2% compared to the same period of 2021.
Balance Sheet and Cash Flow Highlights as of October 1, 2022
•The Company’s cash balance was $256.2 million as of October 1, 2022. The Company had no borrowings under its $300 million first lien revolving credit facility, exclusive of letters of credit of $6.4 million.
•Total debt was $568.2 million as of October 1, 2022, consisting of outstanding first lien term loans, convertible senior notes (“2025 Notes”) and finance lease obligations, net of unamortized discounts.
•Cash flows from operating activities for the first nine months of 2022 were $121.3 million compared to $233.8 million for the same period of 2021.
•Capital expenditures for the first nine months of 2022 totaled $86.1 million compared to $58.9 million for the same period of 2021.

Share Repurchase Program
•In the third quarter, the Company did not repurchase any shares of its common stock. The Company has $50 million remaining under the current share repurchase authorization.

Fiscal 2022 Outlook
The Company’s fiscal 2022 outlook reflects the currently expected impacts related to macro-economic factors, including inflation, geopolitical instability and risks of recession, as well as constraints on exam capacity and the ongoing COVID-19 pandemic; however, the ultimate impact of these factors on the Company’s financial outlook remains uncertain with dynamic market conditions and the outlook shown below assumes no material deterioration to the Company’s current business operations as a result of such factors.

The Company reaffirms the previously provided outlook for its key operating metrics, while updating its expectations for depreciation and amortization and interest. The Company is providing the following outlook for the 52 weeks ending December 31, 2022:

	Current Fiscal 2022 Outlook	Prior Fiscal 2022 Outlook
New Stores	At least 80	At least 80
Adjusted Comparable Store Sales Growth	(8%) - (6.5%)	(8%) - (6.5%)
Net Revenue	$1.99 - $2.02 billion	$1.99 - $2.02 billion
Adjusted Operating Income	$85 - $100 million	$85 - $100 million
Adjusted Diluted EPS[1]	$0.65 - $0.77	$0.65 - $0.77
Depreciation and Amortization[2]	$102 - $103 million	~$103 million
Interest[3]	$14 - $15 million	~$17 - $18 million
Tax Rate[4]	26% - 27%	26% - 27%
Capital Expenditures	$110 - $115 million	$110 - $115 million

1 - Assumes 80.1 million shares, and does not include 12.9 million shares attributable to the 2025 Notes as they are anticipated to be anti-dilutive to earnings per share for fiscal year 2022
2 - Includes amortization of acquisition intangibles of approximately $7.5 million, which is excluded in the definition of Adjusted Operating Income
3 - Before the impact of gains or losses related to hedge ineffectiveness and charges related to amortization of debt discounts and deferred financing costs
4 - Excluding the impact of stock option exercises

The fiscal 2022 outlook information provided above includes Adjusted Operating Income and Adjusted Diluted EPS guidance, which are non-GAAP financial measures management uses in measuring performance. The Company is not able to reconcile these forward-looking non-GAAP measures to GAAP without unreasonable efforts because it is not possible to predict with a reasonable degree of certainty the actual impact of certain items and unanticipated events, including taxes and non-recurring items, which would be included in GAAP results. The impact of such items and unanticipated events could be potentially significant.
The fiscal 2022 outlook is forward-looking, subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the control of the Company and its management, and based upon assumptions with respect to future decisions, which are subject to change. Actual results may vary and those variations may be material. As such, the Company’s results may not fall within the ranges contained in its fiscal 2022 outlook. The Company uses these forward looking measures internally to assess and benchmark its results and strategic plans.

Conference Call Details
A conference call to discuss the third quarter 2022 financial results is scheduled for today, November 10, 2022, at 10:00 a.m. Eastern Time. Please click here to pre-register for the conference call and obtain a dial-in number and passcode. A live audio webcast of the conference call will be available on the “Investors” section of the Company’s website www.nationalvision.com/investors, where presentation materials will be posted prior to the conference call. A replay of the audio webcast will also be archived on the “Investors” section of the Company’s website.

About National Vision Holdings, Inc.
National Vision Holdings, Inc. is the second largest optical retail company in the United States (by sales) with more than 1,300 retail stores in 44 states and Puerto Rico. With a mission of helping people by making quality eye care and eyewear more affordable and accessible, the Company operates five retail brands: America’s Best Contacts & Eyeglasses, Eyeglass World, Vision Centers inside select Walmart stores, and Vista Opticals inside select Fred Meyer stores and on select military bases, and several e-commerce websites, offering a variety of products and services for customers’ eye care needs.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements contained under “Fiscal 2022 Outlook” as well as other statements related to our current beliefs and expectations regarding the performance of our industry, the Company’s strategic direction, market position, prospects and future results. You can identify these forward-looking statements by the use of words such as “outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Caution should be taken not to place undue reliance on any forward-looking statement as such statements speak only as of the date when made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. Forward-looking statements are not guarantees and are subject to various risks and uncertainties, which may cause actual results to differ materially from those implied in forward-looking statements. Such factors include, but are not limited to, the COVID-19 pandemic and its resurgence and variants, and the impact of evolving federal, state, and local governmental actions in response thereto, including risks stemming from vaccination and testing programs and mandates; customer behavior in response to the continuing pandemic and its more recent outbreaks of variants, including the impact of such behavior on in-store traffic and sales; overall decline in the health of the economy and other factors impacting consumer spending, including inflation, rising interest rates, and geopolitical instability; our ability to open and operate new stores in a timely and cost-effective manner, or keep stores safely open in light of the continuing COVID-19 pandemic, and to successfully enter new markets; our ability to recruit and retain vision care professionals for our stores in general and in light of the pandemic; our ability to develop, maintain and extend relationships with managed vision care companies, vision insurance providers and other third-party payors; our ability to maintain the performance of our Host and Legacy brands and our current operating relationships with our Host and Legacy partners; our ability to adhere to extensive state, local and federal vision care and healthcare laws and regulations; our compliance with managed vision care laws and regulations; our ability to maintain sufficient levels of cash flow from our operations to execute or sustain our growth strategy or obtain additional financing at satisfactory terms or at all; the loss of, or disruption in the operations of, one or more of our distribution centers and/or optical laboratories, resulting in the inability to fulfill customer orders and deliver our products in a timely manner; risks associated with vendors from whom our products are sourced, including our dependence on a limited number of suppliers; our ability to compete successfully; our ability to effectively operate our information technology systems and prevent interruption or security breach; the impact of wage rate increases, inflation, cost increases and increases in raw material prices and energy prices; our growth strategy straining our existing resources and causing the performance of our existing stores to suffer; our ability to successfully and efficiently implement our marketing, advertising and promotional efforts; risks associated with leasing substantial amounts of space, including future increases in occupancy costs; the impact of certain technological advances, and the greater availability of, or increased consumer preferences for, vision correction alternatives to prescription eyeglasses or contact lenses, and future drug development for the correction of vision-related problems; our ability to retain our existing senior management team and attract qualified new personnel; our ability to manage our inventory; seasonal fluctuations in our operating results and inventory levels; our reliance on third-party coverage and reimbursement, including government programs, for an increasing portion of our revenues; risks associated with our e-commerce and omni-channel business; product liability, product recall or personal injury issues; our failure to comply with, or changes in, laws, regulations, enforcement activities and other requirements; the impact of any adverse litigation judgments or settlements resulting from legal proceedings relating to our business operations; risk of losses arising from our investments in technological innovators in the optical retail industry; our ability to adequately protect our intellectual property; risks associated with environmental, social and governance issues, including climate change; our significant amount of indebtedness and our ability to generate sufficient cash flow to satisfy our debt obligations; a change in interest rates as well as changes in benchmark rates and uncertainty related to the foregoing; restrictions in our credit agreement that limits our flexibility in operating our business; potential dilution to existing stockholders upon the conversion of our convertible notes; and risks related to owning our common stock, including our ability to comply with requirements to design and implement and maintain effective internal controls. Additional information about these and other factors that could cause National Vision’s results to differ materially from those described in the forward-looking statements can be found in filings by National Vision with the Securities and Exchange Commission (“SEC”), including our latest Annual Report on Form 10-K, our Quarterly Report on Form 10-Q filed on November 10, 2022, and subsequently filed reports, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC.

Non-GAAP Financial Measures
To supplement the Company’s financial information presented in accordance with GAAP and aid understanding of the Company’s business performance, the Company uses certain non-GAAP financial measures, namely “EBITDA,” “Adjusted Operating Income,” “Adjusted Operating Margin,” “Adjusted EBITDA,” “Adjusted EBITDA Margin,” “Adjusted Diluted EPS,” “Adjusted Comparable Stores Sales Growth,” “Adjusted SG&A,” and “Adjusted SG&A Percent of Net Revenue.” We believe EBITDA, Adjusted Operating Income, Adjusted Operating Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Diluted EPS, Adjusted SG&A and Adjusted SG&A Percent of Net Revenue assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes these non-GAAP financial measures are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses these non-GAAP financial measures to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.
To supplement the Company’s comparable store sales growth presented in accordance with GAAP, the Company provides “Adjusted Comparable Store Sales Growth,” which is a non-GAAP financial measure we believe is useful because it provides timely and accurate information relating to the two core metrics of retail sales: number of transactions and value of transactions. Management uses Adjusted Comparable Store Sales Growth as the basis for key operating decisions, such as allocation of advertising to particular markets and implementation of special marketing programs. Accordingly, we believe that Adjusted Comparable Store Sales Growth provides timely and accurate information relating to the operational health and overall performance of each brand. We also believe that, for the same reasons, investors find our calculation of Adjusted Comparable Store Sales Growth to be meaningful.
EBITDA: We define EBITDA as net income, plus interest expense (income), net, income tax provision (benefit) and depreciation and amortization.
Adjusted Operating Income: We define Adjusted Operating Income as net income, plus interest expense (income), net and income tax provision (benefit), further adjusted to exclude stock compensation expense, loss on extinguishment of debt, asset impairment, litigation settlement, secondary offering expenses, management realignment expenses, long-term incentive plan expenses, amortization of acquisition intangibles, and certain other expenses.
Adjusted Operating Margin: We define Adjusted Operating Margin as Adjusted Operating Income as a percentage of net revenue.
Adjusted EBITDA: We define Adjusted EBITDA as net income, plus interest expense (income), net, income tax provision (benefit) and depreciation and amortization, further adjusted to exclude stock compensation expense, loss on extinguishment of debt, asset impairment, litigation settlement, secondary offering expenses, management realignment expenses, long-term incentive plan expenses, and certain other expenses.
Adjusted EBITDA Margin: We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of net revenue.
Adjusted Diluted EPS: We define Adjusted Diluted EPS as diluted earnings per share, adjusted for the per share impact of stock compensation expense, loss on extinguishment of debt, asset impairment, litigation settlement, secondary offering expenses, management realignment expenses, long-term incentive plan expenses, amortization of acquisition intangibles, amortization of debt discounts and deferred financing costs of the term loan borrowings, amortization of the conversion feature and deferred financing costs related to the 2025 Notes when not required under U.S. GAAP to be added back for diluted earnings per share, losses (gains) on change in fair value of derivatives, certain other expenses, and tax benefit of stock option exercises, less the tax effect of these adjustments. We adjust for amortization of costs related to the 2025 Notes only when adjustment for these costs is not required in the calculation of diluted earnings per share according to U.S. GAAP.
Adjusted SG&A: We define Adjusted SG&A as SG&A, adjusted to exclude stock compensation expense, litigation settlement, secondary offering expenses, management realignment expenses, long-term incentive plan expense, and certain other expenses.
Adjusted SG&A Percent of Net Revenue: We define Adjusted SG&A Percent of Net Revenue as Adjusted SG&A as a percentage of net revenue.

Adjusted Comparable Store Sales Growth: We measure Adjusted Comparable Store Sales Growth as the increase or decrease in sales recorded by the comparable store base in any reporting period, compared to sales recorded by the comparable store base in the prior reporting period, which we calculate as follows: (i) sales are recorded on a cash basis (i.e. when the order is placed and paid for or submitted to a managed care payor, compared to when the order is delivered), utilizing cash basis point of sale information from stores; (ii) stores are added to the calculation during the 13th full fiscal month following the store’s opening; (iii) closed stores are removed from the calculation for time periods that are not comparable; (iv) sales from partial months of operation are excluded when stores do not open or close on the first day of the month; and (v) when applicable, we adjust for the effect of the 53rd week. Quarterly, year-to-date and annual adjusted comparable store sales are aggregated using only sales from all whole months of operation included in both the current reporting period and the prior reporting period. When a partial month is excluded from the calculation, the corresponding month in the subsequent period is also excluded from the calculation. There may be variations in the way in which some of our competitors and other retailers calculate comparable store sales. As a result, our adjusted comparable store sales may not be comparable to similar data made available by other retailers.
EBITDA, Adjusted Operating Income, Adjusted Operating Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Diluted EPS, Adjusted SG&A, Adjusted SG&A Percent of Net Revenue and Adjusted Comparable Store Sales Growth are not recognized terms under U.S. GAAP and should not be considered as an alternative to net income or the ratio of net income to net revenue as a measure of financial performance, SG&A, the ratio of SG&A to net revenue as a measure of financial performance, cash flows provided by operating activities as a measure of liquidity, comparable store sales growth as a measure of operating performance, or any other performance measure derived in accordance with U.S. GAAP. Additionally, these measures are not intended to be a measure of free cash flow available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.
Please see “Reconciliation of Non-GAAP to GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this release to their most directly comparable GAAP financial measures.

National Vision Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
In Thousands, Except Par Value
(Unaudited)

	As of October 1, 2022	As of January 1, 2022
ASSETS
Current assets:
Cash and cash equivalents	$256,209	$305,800
Accounts receivable, net	63,823	55,697
Inventories	122,032	123,669
Prepaid expenses and other current assets	34,999	29,410
Total current assets	477,063	514,576

Non-current assets:
Property and equipment, net	358,599	346,436
Goodwill	777,613	777,613
Trademarks and trade names	240,547	240,547
Other intangible assets, net	36,402	42,020
Right of use assets	379,668	354,900
Other assets	21,844	16,999
Total non-current assets	1,814,673	1,778,515
Total assets	$2,291,736	$2,293,091

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$68,979	$64,331
Other payables and accrued expenses	100,878	119,323
Unearned revenue	32,691	29,895
Deferred revenue	63,875	65,325
Current maturities of long-term debt and finance lease obligations	3,975	3,999
Current operating lease obligations	66,227	60,930
Total current liabilities	336,625	343,803

Non-current liabilities:
Long-term debt and finance lease obligations, less current portion and debt discount	564,180	566,081
Non-current operating lease obligations	364,796	342,241
Deferred revenue	22,572	23,166
Other liabilities	8,945	8,974
Deferred income taxes, net	87,693	82,846
Total non-current liabilities	1,048,186	1,023,308
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 200,000 shares authorized; 84,173 and 83,840 shares issued as of October 1, 2022 and January 1, 2022, respectively; 78,910 and 81,405 shares outstanding as of October 1, 2022 and January 1, 2022, respectively	841	838
Additional paid-in capital	763,166	750,478
Accumulated other comprehensive loss	(1,372)	(1,940)
Retained earnings	329,778	278,395
Treasury stock, at cost; 5,263 and 2,435 shares as of October 1, 2022 and January 1, 2022, respectively	(185,488)	(101,791)
Total stockholders’ equity	906,925	925,980
Total liabilities and stockholders’ equity	$2,291,736	$2,293,091

National Vision Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Income
In Thousands, Except Earnings Per Share
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Revenue:
Net product sales	$410,701	$425,594	$1,265,554	$1,326,867
Net sales of services and plans	88,506	92,411	270,919	274,807
Total net revenue	499,207	518,005	1,536,473	1,601,674
Costs applicable to revenue (exclusive of depreciation and amortization):
Products	160,645	158,371	488,225	485,090
Services and plans	72,155	68,087	215,179	202,004
Total costs applicable to revenue	232,800	226,458	703,404	687,094
Operating expenses:
Selling, general and administrative expenses	225,028	218,214	681,411	676,042
Depreciation and amortization	24,852	25,059	75,248	72,639
Asset impairment	1,263	—	5,178	1,478
Other expense (income), net	(95)	(2,437)	170	(2,567)
Total operating expenses	251,048	240,836	762,007	747,592
Income from operations	15,359	50,711	71,062	166,988
Interest expense (income), net	(1,977)	5,743	(2,158)	22,261
Earnings before income taxes	17,336	44,968	73,220	144,727
Income tax provision	5,834	3,976	21,837	22,702
Net income	$11,502	$40,992	$51,383	$122,025

Earnings per share:
Basic	$0.15	$0.50	$0.64	$1.49
Diluted	$0.15	$0.45	$0.63	$1.34
Weighted average shares outstanding:
Basic	78,910	82,290	80,133	81,729
Diluted	79,304	96,508	93,477	96,193

Comprehensive income:
Net income	$11,502	$40,992	$51,383	$122,025
Unrealized gain on hedge instruments	255	340	762	4,949
Tax provision of unrealized gain on hedge instruments	65	87	194	3,389
Comprehensive income	$11,692	$41,245	$51,951	$123,585
The 2025 Notes were antidilutive for the three months ended October 1, 2022 and, therefore, excluded from the computation of the weighted average shares for diluted EPS.

National Vision Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
In Thousands
(Unaudited)

	Nine Months Ended
	October 1, 2022	October 2, 2021
Cash flows from operating activities:
Net income	$51,383	$122,025
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	75,248	72,639
Amortization of debt discount and deferred financing costs	2,456	3,140
Asset impairment	5,178	1,478
Deferred income tax expense	4,652	23,585
Stock based compensation expense	10,540	13,866
Losses (gains) on change in fair value of derivatives	(16,724)	(421)
Inventory adjustments	2,218	1,546
Other	3,531	(242)
Changes in operating assets and liabilities:
Accounts receivable	(8,896)	2,746
Inventories	(582)	(14,909)
Operating lease right of use assets and lease liabilities	262	(456)
Other assets	3,070	(6,813)
Accounts payable	4,648	11,263
Deferred and unearned revenue	752	15,699
Other liabilities	(16,399)	(11,339)
Net cash provided by operating activities	121,337	233,807
Cash flows from investing activities:
Purchase of property and equipment	(86,120)	(58,920)
Other	53	2,475
Net cash used for investing activities	(86,067)	(56,445)
Cash flows from financing activities:
Repayments on long-term debt	(4)	(117,375)
Proceeds from issuance of common stock	2,515	11,170
Purchase of treasury stock	(83,676)	(1,414)
Payments of debt issuance costs	—	(900)
Payments on finance lease obligations	(3,459)	(3,546)
Net cash used for financing activities	(84,624)	(112,065)
Net change in cash, cash equivalents and restricted cash	(49,354)	65,297
Cash, cash equivalents and restricted cash, beginning of year	306,876	375,159
Cash, cash equivalents and restricted cash, end of period	$257,522	$440,456

Supplemental cash flow disclosure information:
Cash paid for interest	$11,000	$17,316
Cash paid for taxes	$6,617	$9,293
Capital expenditures accrued at the end of the period	$11,167	$10,455

National Vision Holdings, Inc. and Subsidiaries
Reconciliation of Non-GAAP to GAAP Financial Measures
In Thousands, Except Per Share Information
(Unaudited)

Reconciliation of Adjusted Operating Income to Net Income
	Three Months Ended		Nine Months Ended
In thousands	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Net income	$11,502	$40,992	$51,383	$122,025
Interest expense (income)	(1,977)	5,743	(2,158)	22,261
Income tax provision	5,834	3,976	21,837	22,702
Stock compensation expense (a)	3,168	3,665	10,540	13,866
Asset impairment (b)	1,263	—	5,178	1,478
Amortization of acquisition intangibles (c)	1,872	1,872	5,616	5,616
Other (f)	(199)	(1,512)	2,151	37
Adjusted Operating Income	$21,463	$54,736	$94,547	$187,985

Net income margin	2.3%	7.9%	3.3%	7.6%
Adjusted Operating Margin	4.3%	10.6%	6.2%	11.7%
Note: Percentages reflect line item as a percentage of net revenue, adjusted for rounding

Reconciliation of EBITDA and Adjusted EBITDA to Net Income
	Three Months Ended		Nine Months Ended
In thousands	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Net income	$11,502	$40,992	$51,383	$122,025
Interest expense (income)	(1,977)	5,743	(2,158)	22,261
Income tax provision	5,834	3,976	21,837	22,702
Depreciation and amortization	24,852	25,059	75,248	72,639
EBITDA	40,211	75,770	146,310	239,627

Stock compensation expense (a)	3,168	3,665	10,540	13,866
Asset impairment (b)	1,263	—	5,178	1,478
Other (f)	(199)	(1,512)	2,151	37
Adjusted EBITDA	$44,443	$77,923	$164,179	$255,008

Net income margin	2.3%	7.9%	3.3%	7.6%
Adjusted EBITDA Margin	8.9%	15.0%	10.7%	15.9%
Note: Percentages reflect line item as a percentage of net revenue, adjusted for rounding

Reconciliation of Adjusted Diluted EPS to Diluted EPS
	Three Months Ended		Nine Months Ended
In thousands, except per share amounts	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Diluted EPS	$0.15	$0.45	$0.63	$1.34
Stock compensation expense (a)	0.04	0.04	0.11	0.14
Asset impairment (b)	0.02	—	0.06	0.02
Amortization of acquisition intangibles (c)	0.02	0.02	0.06	0.06
Amortization of debt discount and deferred financing costs (d)	0.01	0.00	0.01	0.02
Losses (gains) on change in fair value of derivatives (e)	(0.08)	(0.01)	(0.18)	0.00
Other (j)	0.00	(0.02)	0.02	(0.02)
Tax benefit of stock option exercises (g)	0.00	(0.09)	0.00	(0.14)
Tax effect of total adjustments (h)	0.00	(0.01)	(0.02)	(0.06)
Adjusted Diluted EPS	$0.15	$0.38	$0.69	$1.35

Weighted average diluted shares outstanding	79,304	96,508	93,477	96,193
Note: Some of the totals in the table above do not foot due to rounding differences

Reconciliation of Adjusted SG&A and Adjusted SG&A Percent of Net Revenue to SG&A
	Three Months Ended		Nine Months Ended
In thousands	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
SG&A	$225,028	$218,214	$681,411	$676,042
Stock compensation expense (a)	3,168	3,665	10,540	13,866
Other (i)	(199)	843	1,896	2,484
Adjusted SG&A	$222,059	$213,706	$668,975	$659,692

SG&A Percent of Net Revenue	45.1%	42.1%	44.3%	42.2%
Adjusted SG&A Percent of Net Revenue	44.5%	41.3%	43.5%	41.2%
Note: Percentages reflect line item as a percentage of net revenue

(a)Non-cash charges related to stock-based compensation programs, which vary from period to period depending on the timing of awards and performance vesting conditions.
(b)Reflects write-off of property, equipment and lease-related assets on closed or underperforming stores.
(c)Amortization of the increase in carrying values of finite-lived intangible assets resulting from the application of purchase accounting following the acquisition of the Company by affiliates of KKR & Co. Inc.
(d)Amortization of deferred financing costs and other non-cash charges related to our long-term debt. We adjust for amortization of deferred financing costs related to the 2025 Notes only when adjustment for these costs is not required in the calculation of diluted earnings per share under U.S. GAAP.
(e)Reflects losses (gains) recognized in interest expense (income), net on change in fair value of de-designated hedges.
(f)Other adjustments include amounts that management believes are not representative of our operating performance (amounts in brackets represent reductions in Adjusted Operating Income, Adjusted Diluted EPS and Adjusted EBITDA), which are primarily related to excess payroll taxes on stock option exercises, executive severance and relocation and other expenses and adjustments, including our share of (gains) losses on equity method investments of $(2.4) million for each of the three and nine months ended October 2, 2021, and losses on other investments of $0.3 million for the nine months ended October 1, 2022.
(g)Tax benefit associated with accounting guidance requiring excess tax benefits related to stock option exercises to be recorded in earnings as discrete items in the reporting period in which they occur.
(h)Represents the income tax effect of the total adjustments at our combined statutory federal and state income tax rates.
(i)Reflects other expenses in (f) above, except for our share of (gains) losses on equity method investments of $(2.4) million for each of the three and nine months ended October 2, 2021, and losses on other investments of $0.3 million for the nine months ended October 1, 2022, and other immaterial adjustments in 2021.
(j)Reflects other expenses in (f) above, including the impact of stranded tax effect of $(2.1) million for the nine months ended October 2, 2021 associated with our interest rate swaps that matured in 2021, and $0.1 million debt issuance costs for the nine months ended October 2, 2021.

Reconciliation of Adjusted Comparable Store Sales Growth to Total Comparable Store Sales Growth
	Comparable store sales growth (a)
	Three Months Ended October 1, 2022	Three Months Ended October 2, 2021	Nine Months Ended October 1, 2022	Nine Months Ended October 2, 2021	2022 Outlook
Owned & Host segment
America’s Best	(7.8)%	0.0%	(9.4)%	31.8%
Eyeglass World	(7.8)%	1.7%	(7.7)%	33.9%
Military	(6.3)%	(0.6)%	(5.5)%	22.6%
Fred Meyer	(7.6)%	(1.6)%	(5.4)%	21.2%
Legacy segment	(10.7)%	0.0%	(9.3)%	25.5%

Total comparable store sales growth	(8.0)%	3.4%	(8.0)%	30.3%	(7%) - (5.5%)
Adjusted Comparable Store Sales Growth (b)	(8.1)%	0.2%	(9.1)%	31.1%	(8%) - (6.5%)
(a)Total comparable store sales based on consolidated net revenue excluding the impact of (i) Corporate/Other segment net revenue, (ii) sales from stores opened less than 13 months, (iii) stores closed in the periods presented, (iv) sales from partial months of operation when stores do not open or close on the first day of the month and (v) if applicable, the impact of a 53rd week in a fiscal year. Brand-level comparable store sales growth is calculated based on cash basis revenues consistent with what the CODM reviews, and consistent with reportable segment revenues presented in Note 10. “Segment Reporting” in our unaudited condensed consolidated financial statements included in Part I. Item 1. in our Quarterly Report on Form 10-Q, with the exception of the Legacy segment, which is adjusted as noted in clause (b) (ii) below.
(b)There are two differences between total comparable store sales growth based on consolidated net revenue and Adjusted Comparable Store Sales Growth: (i) Adjusted Comparable Store Sales Growth includes the effect of deferred and unearned revenue as if such revenues were earned at the point of sale, resulting in the following changes from total comparable store sales growth based on consolidated net revenue: a decrease of 3.0% for the three months ended October 2, 2021, and a decrease of 1.0% and an increase of 0.9% for the nine months ended October 1, 2022 and October 2, 2021, respectively; and (ii) Adjusted Comparable Store Sales Growth includes retail sales to the Legacy partner’s customers (rather than the revenues recognized consistent with the management & services agreement with the Legacy partner), resulting in the following changes from total comparable store sales growth based on consolidated net revenue: a decrease of 0.1% and a decrease of 0.2% for the three months ended October 1, 2022 and October 2, 2021, respectively, and a decrease of 0.1% and a decrease of 0.1% for the nine months ended October 1, 2022 and October 2, 2021, respectively; (iii) with respect to the Company’s 2022 Outlook, Adjusted Comparable Store Sales Growth includes an estimated 1.0% impact for the effect of deferred and unearned revenue as if such revenues were earned at the point of sale and retail sales to the Legacy partner’s customers (rather than the revenues recognized consistent with the management & services agreement).

Investors:

David Mann, CFA
Senior Vice President of Investor Relations
(470) 448-2448
investor.relations@nationalvision.com

Media:

Racheal Peters
Manager of External Communications
(470) 448-2303
media@nationalvision.com